EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our reports dated March 15, 2009, with respect to the consolidated financial statements and schedules of The PMI Group, Inc., and the effectiveness of internal control over financial reporting of The PMI Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Registration Statement Number	On Form
333-123049	S-8
333-32190	S-8
333-47473	S-8
333-63122	S-8
333-66829	S-8
333-76742	S-8
333-81679	S-8
033-99378	S-8
333-48035	S-3
333-67125	S-3
333-29777	S-4
333-102761	S-8
333-107747	S-3
333-110044	S-3
333-130103	S-8
333-130102	S-8
033-92636	S-8
333-133095	S-3
333-136727	S-8
333-152675	S-8
333-156955	S-3

/s/ Ernst & Young LLP

San Francisco, California

March 15, 2009